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CHOICETEL COMMUNICATIONS, INC.                                        EXHIBIT A
FOR IMMEDIATE RELEASE - May 8, 1998

Contact: Jack Kohler (612)544-1260

CHOICETEL COMMUNICATIONS TO ACQUIRE JAY TELEPHONE

Minneapolis, MN - ChoiceTel Communications, Inc. (NASDAQ-PHON) announced today that it has signed an agreement to acquire the assets of Jay Telephone Vending of Pennsylvania. Terms were not disclosed. Jay Telephone operates a system of approximately 1,000 pay telephones in the Greater Philadelphia Area. The Company expects to close the transaction in June subject to completion of due diligence. The acquisition is expected to increase ChoiceTel's base of installed pay phones by approximately thirty (30) percent, to a total of 4,300 pay phones in 13 states.

Jeff Paletz, President of ChoiceTel stated "This acquisition marks our expansion into the northeast states which was one of our objectives when we raised capital in 1997 in our initial public offering."

ChoiceTel also announced that Jay Ludwig, currently President of Jay Telephone, and a member of the American Public Communications Council's Board of Directors, will join ChoiceTel as a Regional Manager to oversee business operations in the northeast.

ChoiceTel Communication, Inc., based in Minneapolis, Minnesota presently operates approximately 3,300 pay phones in 10 states.